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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Canyon Resources Corporation on Form S-8 (File No. 33-37306); Form S-3 (File No. 333-175); Form S-3 (File No. 333-11561); and Form S-3 (File No. 333-18449),
of our report dated February 28, 1997, except for Note 17 as to which the date is March 24, 1997, on our audits of the consolidated financial statements of Canyon Resources Corporation as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995, and 1994, which report is included in this Annual Report on Form 10-K.





COOPERS & LYBRAND L.L.P.

Denver, Colorado
March 27, 1997